Exhibit 99.1

For More Information:
Public Relations	Investor Relations
Gretchen Dock	Timothy Dolan
Phase Forward	Integrated Corporate Relations
781-902-4413	617-956-6727
gretchen.dock@phaseforward.com	tdolan@icrinc.com

PHASE FORWARD REPORTS RECORD FOURTH QUARTER AND FULL
YEAR 2006 RESULTS

•                  Bookings Grew 52% to $137 Million, Resulting in Ending Backlog of  $217 Million

•                  Fourth Quarter Revenue Grew 28% to $30.2 Million

•                  Fourth Quarter Non-GAAP Income from Operations Grew 67% to $4.1 Million

Waltham, MA — February 1, 2007 — Phase Forward Incorporated (NASDAQ: PFWD), a leading provider of data management solutions for clinical trials and drug safety, today announced its financial results for the fourth quarter and full year 2006.

Revenues for the fourth quarter of 2006 were $30.2 million, a 28% increase from $23.6 million in the fourth quarter of 2005.  Within total revenues, InForm™ license, application hosting and other related revenues were $21 million, an increase of 41% from $14.9 million in the prior year period, representing 69% of fourth quarter total revenues.

Bob Weiler, chief executive officer and president, remarked, “The fourth quarter was a strong finish to an excellent year for Phase Forward.  During 2006, we accomplished key objectives such as winning numerous major purchase decisions, expanding and diversifying our customer base, and enhancing our market leadership position. Strong execution against these objectives enabled the company to exceed our original 2006 financial guidance for revenue, profitability and bookings, and we are optimistic about our outlook heading into 2007.”

Weiler added, “During the fourth quarter, we continued to gain traction in major market segments, with the selection of our WebVDME™ post-market signal detection and data mining product by a top 5 global pharmaceutical company. Additional wins included the selection of our InForm ASP offering by a major healthcare company and two medical device companies, among others.  On the Clinical Research Organization (CRO) front, our increased focus on building relationships with leading CROs has gained significant momentum as we continue to add new partners with some selecting Phase Forward as their standard EDC platform.  Customers and CROs alike are turning to Phase Forward because of our proven scalability, customer references and product and services leadership position.”

For the fourth quarter of 2006, GAAP income from operations was $2.9 million, compared to a loss from operations of $6.4 million in the fourth quarter of 2005.  The fourth quarter of 2005 included a patent litigation settlement for $8.5 million. GAAP net income for the period was $5.5 million, or $0.15 per diluted share, compared to a net loss of $2.1 million, or a loss per diluted share of $0.06, in the fourth quarter of 2005. Fourth quarter results in 2006 and 2005 included a per share benefit of $0.07 and $0.13, respectively, related to adjustments to the amount of the release of the company’s deferred tax asset valuation allowance.

For the fourth quarter of 2006, non-GAAP income from operations was $4.1 million, representing an increase of 67% from the prior year period and an operating margin of 13.6%.  Non-GAAP net income for the period was $6.7 million, or $0.19 per diluted share, compared to $6.8 million, or $0.19 per diluted share, in the fourth quarter of 2005.  Both fourth quarters included the benefit of the tax adjustments.

The attached table presents a reconciliation of GAAP to non-GAAP income from operations and net income and net income per share applicable to common stockholders for the fourth quarter of 2006 and 2005.

Cash, cash equivalents and short-term investments were $69.6 million at the end of the fourth quarter, an increase of $4.0 million from $65.6 million at the end of the prior quarter and an increase of $9.0 million for the year.  Total deferred revenue was $50.7 million at the end of the quarter, an increase from $48.1 million at the end of the prior quarter.

Business Highlights

•                  A top 5 global pharmaceutical company purchased Phase Forward’s WebVDME and Signal Management safety products during the fourth quarter. This same company selected InForm as its standard EDC platform in early 2006, underscoring this industry leader’s adoption of EDC and safety solutions.

•                  A major healthcare company, which specializes in treatment of complex conditions such as hemophilia, immune disorders and cancer, signed on as a new customer for the use of the InForm solution on an ASP basis.

•                  The company continued to expand its customer base in 2006 with a total of 38 new customers for the year. In the fourth quarter, the company added new pharmaceutical and biotech customers including Altana Pharma AG, Teijin Pharma, and Orexigen. The adoption of EDC technology continued to grow in the medical device segment throughout the year, culminating with the addition of CardioFocus and CardioDynamics in the fourth quarter.

•                  The company’s focus on expanding and improving its relationships with CROs continued to gain momentum in the fourth quarter as key CRO partners, large and small, conducted additional studies using Phase Forward’s InForm EDC platform.  Earlier this week, the company added to this momentum by announcing a partnership with ICON, one of the world’s largest CROs, as part of Phase Forward’s CRO Advantage Program. Demonstrating immediate success, this partnership has jointly secured several studies.

•                  During the fourth quarter, the company announced the immediate availability of a new version (2.0) of the company’s Clinical Trials Signal Detection (CTSD™) system, which enables clinical safety and medical monitoring staff to analyze clinical data for the purpose of detecting, evaluating and tracking potential safety signals.

Full Year 2006 Summary Financial Results

Revenues for the full year 2006 were $106.6 million, a 22% increase from $87.1 million in the full year 2005.  Within total revenues, InForm license, application hosting and other related revenues were $72.3 million, an increase of 29% from $56.0 million in 2005, representing 68% of 2006 total revenues.

GAAP income from operations was $9.3 million in 2006, compared to a loss from operations of approximately $263,000 in 2005.  GAAP net income was $12.3 million, or $0.35 per diluted share, for the full year 2006, compared to $3.3 million, or $0.10 per diluted share, in the full year 2005.

Non-GAAP income from operations was $13.2 million in 2006, representing an increase of 46% from 2005 and a full year operating margin of 12.4%.  Non-GAAP net income was $16.2 million, or $0.45 per diluted share, for the full year 2006.  Non-GAAP net income was $12.7 million, or $0.36 per diluted share, in 2005.

The attached table presents a reconciliation of GAAP to non-GAAP income from operations and net income and net income per share applicable to common stockholders for the fourth quarter and full year of 2006 and 2005.

Bookings for 2006 totaled $137 million, an increase of 52% over 2005. Backlog at December 31, 2006 was $217 million, compared to $185 million at the end of 2005.

Financial Outlook

The following statements are based on current expectations and the company assumes no obligation to update or confirm them. These statements are forward-looking and inherently uncertain. Actual results may differ materially as a result of the factors identified below and the factors identified in our public filings made with the Securities and Exchange Commission, or other factors.

For the first quarter of 2007, the company expects revenues to be between $29.0 and $29.8 million.  The company expects non-GAAP operating income to be between $4.0 and $4.3 million, with non-GAAP EPS between $0.11 and $0.12. GAAP EPS is expected to be between $0.08 and $0.09, including non-cash expenses associated with stock-based compensation expense and the amortization of intangible assets.

For the full year 2007, the company expects revenues to be between $124 and $129 million and bookings to be between $135 and $150 million.  On a non-GAAP basis, operating income is expected to be between 14% and 15%, with non-GAAP EPS between $0.47 and $0.51. GAAP EPS is expected to be between $0.33 and $0.37, including non-cash expenses associated with stock-based compensation expense and the amortization of intangible assets.

Conference Call

The company plans to host its investor conference call today at 5:00 pm EST to discuss its financial results for the fourth quarter and full year 2006 and its outlook for the first quarter and full year of 2007. The investor conference call will be available via live web cast on Phase Forward’s web site at www.phaseforward.com under the tab “Investors.” To participate by telephone, the domestic dial-in number is 866-770-7051 and the international dial-in is 617-213-8064. The access code is 72878354. Investors are advised to dial in at least five minutes prior to the call to register. The web cast will be archived until March 1, 2007.

About Phase Forward

Phase Forward is a leading provider of integrated data management solutions for clinical trials and drug safety. The company offers proven solutions for electronic data capture (InForm™), clinical data management (Clintrial™), clinical trials signal detection (CTSD™), strategic pharmacovigilance (WebVDME™ and Signal Management), adverse event reporting (Clintrace™) and applied data standards (WebSDM™). In addition, the company provides services in the areas of application implementation, hosting and validation, data integration, business process optimization, safety data management and industry standards. Phase Forward’s products and services have been utilized in over 10,000 clinical trials involving more than 1,000,000 clinical trial study participants at over 260 organizations and regulatory agencies worldwide including: AstraZeneca, Boston Scientific, Dana-Farber Cancer Institute, Eli Lilly, Food and Drug Administration, GlaxoSmithKline, Merck, U.K. Medicines and Healthcare Products Regulatory Agency, National Institutes of Health, Procter & Gamble, Quintiles, sanofi-aventis, Schering-Plough Research Institute, Serono and Servier. Additional information about Phase Forward is available at www.phaseforward.com.

Certain statements made in this press release that are not based on historical information are forward-looking statements which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This press release contains express or implied forward-looking statements relating to, among other things, Phase Forward’s expectations and assumptions concerning management’s forecast of financial performance, the performance of Phase Forward’s products and services, future business and operations plans of Phase Forward’s customers, the ability of Phase Forward’s customers to realize benefits from the use of Phase Forward’s products and services, and management’s plans, objectives and strategies. These statements are neither promises nor guarantees, but are subject to a variety of risks and uncertainties, many of which are beyond Phase Forward’s control, which could cause actual results to differ materially from those contemplated in these forward-looking statements. In particular, the risks and uncertainties include, among other things, changes in our customers’ industries; our ability to convince prospective customers to adopt our solutions; competition and changes in competition during future periods; changing customer requirements; governmental regulation; our ability to maintain profitability; fluctuations in our operating results; long sales and implementation cycles; our dependence on a limited number of customers or suppliers; product performance; third party service interruptions or delays; technology failures; our ability to maintain customer relationships and contracts; our ability to retain and hire skilled personnel; our ability to protect our intellectual property rights; product liability or intellectual property infringement claims brought against us; acquisitions; our ability to manage our rapid growth; our ability to obtain capital when desired on favorable terms; and the volatility of the market price of our common stock. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Phase Forward undertakes no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise. For additional disclosure regarding these and other risks faced by Phase Forward, see the disclosure contained in Phase Forward’s public filings with the Securities and Exchange Commission including, without limitation, its most recent Quarterly Report on Form 10-Q.

Non-GAAP Financial Information

Phase Forward provides non-GAAP income from operations, net income, and net income per share applicable to common stockholders data as additional information for its operating results. These measures are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. Phase Forward’s management believes these non-GAAP measures are useful to investors because this supplemental information facilitates comparisons to prior periods. Management uses these non-GAAP measures to evaluate its financial results, develop budgets and manage expenditures. Investors are encouraged to review the reconciliations of these non-GAAP financial measures to the comparable GAAP results, which are attached to this press release.

Phase Forward Incorporated and Subsidiaries
Condensed Consolidated Statements of Operations
(unaudited)

(in thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2005	2006	2005	2006

Revenues:
License	$8,913	$11,260	$35,001	$40,893
Service	14,666	18,966	52,080	65,720
Total revenues	23,579	30,226	87,081	106,613

Costs of revenues:
License	754	678	2,513	2,698
Service(1)	8,749	10,682	31,224	38,663
Total cost of revenues	9,503	11,360	33,737	41,361

Gross margin:
License	8,159	10,582	32,488	38,195
Service	5,917	8,284	20,856	27,057
Total gross margin	14,076	18,866	53,344	65,252

Operating expenses:
Sales and marketing(1)	4,225	6,360	16,033	21,158
Research and development(1)	3,907	4,599	14,330	16,621
General and administrative(1)	3,877	5,036	14,836	18,174
Litigation settlement	8,500	—	8,500	—
Restructuring	—	—	(92)	—
Total operating expenses	20,509	15,995	53,607	55,953

Income (loss) from operations	(6,433)	2,871	(263)	9,299

Other income (expense):
Interest income	499	838	1,735	2,848
Interest expense	—	—	(143)	—
Other, net	64	31	(157)	(19)
Total other income	563	869	1,435	2,829

Income (loss) before benefit from income taxes	(5,870)	3,740	1,172	12,128
Benefit from income taxes	(3,735)	(1,741)	(2,169)	(221)
Net income (loss)	$(2,135)	$5,481	$3,341	$12,349

Net income (loss) per share applicable to common stockholders:
Basic	$(0.06)	$0.16	$0.10	$0.36
Diluted	$(0.06)	$0.15	$0.10	$0.35

Weighted average number of common shares used in net income per share calculations:
Basic	33,539	34,446	33,026	34,104
Diluted	35,887	36,279	35,092	35,737
(1) Amounts include stock-based compensation expense, as follows:
Costs of service revenues	$12	$97	$60	$258
Sales and marketing	6	151	30	502
Research and development	35	146	166	394
General and administrative	124	637	351	1,868
Total stock-based compensation expense	$177	$1,031	$607	$3,022

Phase Forward Incorporated and Subsidiaries
Tables of Reconciliation from GAAP to Non-GAAP
(unaudited)
(in thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2005	2006	2005	2006
Reconciliation of GAAP to Non-GAAP income from operations:
GAAP income (loss) from operations	$(6,433)	$2,871	$(263)	$9,299
Litigation settlement	8,500	—	8,500	—
Stock-based compensation expense	177	1,031	607	3,022
Restructuring	—	—	(92)	—
Amortization of intangible assets	217	217	306	870
Non-GAAP income from operations	$2,461	$4,119	$9,058	$13,191

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2005	2006	2005	2006
Reconciliation of GAAP to Non-GAAP net income and net income per share applicable to common stockholders:
GAAP net income (loss)	$(2,135)	$5,481	$3,341	$12,349
Litigation settlement	8,500	—	8,500	—
Stock-based compensation expense	177	1,031	607	3,022
Restructuring	—	—	(92)	—
Amortization of intangible assets	217	217	306	870
Non-GAAP net income	$6,759	$6,729	$12,662	$16,241

GAAP net income (loss) per share applicable to common stockholders:
Diluted	$(0.06)	$0.15	$0.10	$0.35

Non-GAAP net income per share applicable to common stockholders:
Diluted	$0.19	$0.19	$0.36	$0.45

Phase Forward Incorporated and Subsidiaries
Condensed Consolidated Balance Sheets
(unaudited)
(in thousands, except per share amounts)

	As of December 31,
	2005	2006
Assets
Current assets:
Cash and cash equivalents	$51,779	$42,169
Short-term investments	8,807	27,466
Accounts receivable, net of allowance of $318 and $384 in 2005 and 2006, respectively	24,923	29,652
Deferred set up costs, current portion	1,266	1,649
Prepaid commissions and royalties, current portion	3,710	3,570
Prepaid expenses and other current assets	2,248	2,972
Deferred income taxes	4,025	5,158
Total current assets	96,758	112,636

Property and equipment, net	7,543	8,561
Deferred set up costs, net of current portion	782	1,000
Prepaid commissions and royalties, net of current portion	2,386	2,670
Goodwill	24,960	27,820
Intangible assets, net of accumulated amortization of $306 and $1,176 in 2005 and 2006, respectively	3,594	2,724
Deferred income taxes	3,747	4,988
Other assets	174	252
Total assets	$139,944	$160,651

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$2,110	$2,893
Accrued expenses	12,472	14,183
Accrued earn-out	2,000	3,500
Accrued litigation settlement	8,500	—
Deferred revenue, current portion	43,751	47,128
Deferred rent, current portion	394	352
Total current liabilities	69,227	68,056

Deferred revenue, net of current portion	2,743	3,527
Deferred rent, net of current portion	1,140	596
Other long-term liabilities	117	451
Total liabilities	73,227	72,630

Stockholders’ equity:
Preferred stock, $.01 par value:
Authorized—5,000 shares
Issued—0 shares	—	—
Common stock, $.01 par value:
Authorized—100,000 shares
Issued—33,720 and 35,529 shares in 2005 and 2006, respectively	337	355
Additional paid-in capital	168,947	176,545
Deferred stock-based compensation	(611)	—
Treasury stock, 37 shares at cost	(111)	(111)
Accumulated other comprehensive loss	(800)	(72)
Accumulated deficit	(101,045)	(88,696)
Total stockholders’ equity	66,717	88,021
Total liabilities and stockholders’ equity	$139,944	$160,651

Phase Forward Incorporated and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(unaudited)
(in thousands)

	Twelve Months Ended December 31,
	2005	2006
Operating activities
Net income	$3,341	$12,349
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,705	5,179
Stock-based compensation expense	607	3,022
Loss on disposal of fixed assets	54	51
Foreign currency exchange loss	169	15
Provision for allowance for doubtful accounts	38	224
Tax benefit related to exercise of options	68	(1,656)
Deferred income taxes	(4,542)	(2,374)
Non-cash income tax expense	2,056	1,860
Amortization of premiums or discounts on short-term investments	(67)	(12)
Changes in assets and liabilities:
Accounts receivable	(5,032)	(3,980)
Deferred costs	(1,058)	(535)
Prepaid expenses and other current assets	25	(636)
Accounts payable	442	759
Accrued expenses	457	1,859
Accrued litigation settlement	8,500	(8,500)
Deferred revenue	10,400	4,321
Deferred rent	(76)	(579)
Net cash provided by operating activities	19,087	11,367

Investing activities
Proceeds from maturities of short-term investments	9,397	40,188
Purchase of short-term investments	(13,371)	(58,836)
Purchase of property and equipment	(5,132)	(5,230)
Decrease (increase) in other assets	9	(32)
Cash paid for acquisition of Lincoln Technologies, Inc., net of cash acquired(1)	(10,614)	(2,000)
Net cash used in investing activities	(19,711)	(25,910)

Financing activities
Payments on lines of credit and notes payable	(4,407)	—
Proceeds from issuance of common stock	3,968	3,549
Proceeds from repayment of subscriptions receivable	127	—
Tax benefit related to exercise of options	—	1,656
Net cash (used in) provided by financing activities	(312)	5,205
Effect of exchange rate changes on cash and cash equivalents	(770)	(272)
Net change in cash and cash equivalents	(1,706)	(9,610)
Cash and cash equivalents at beginning of period	53,485	51,779
Cash and cash equivalents at end of period	51,779	42,169
Short-term investments at end of period	8,807	27,466
Total cash, cash equivalents and short-term investments at end of period	$60,586	$69,635

Supplemental disclosure of cash flow information
Cash paid for interest	$98	$—
Cash paid for income taxes	$291	$493

Non-cash investing activities
Accrued earn-out in connection with acquisition of Lincoln Technologies, Inc.	$2,000	$3,500
Release of valuation allowance related to acquired net operating losses	$3,230	$208

(1) Cash paid for acquisition of Lincoln Technologies, Inc.

Fair value of assets acquired	$1,748	$—
Liabilities assumed, including acquisition costs paid	(912)	—
Acquired intangible assets	3,900	—
Costs in excess of net assets acquired	6,430	2,000
Cash paid	11,166	2,000
Less cash acquired	552	—
Cash paid for acquisition	$10,614	$2,000